UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D. C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

October 10, 2013

Date of report (Date of earliest event reported)

ON Semiconductor Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-30419	36-3840979
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ON Semiconductor Corporation 5005 E. McDowell Road Phoenix, Arizona		85008
(Address of principal executive offices)		(Zip Code)

(602) 244-6600

(Registrant’s telephone number, including area code)

Not applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On October 10, 2013, ON Semiconductor Corporation (the “Company”) and its wholly-owned subsidiary, Semiconductor Components Industries, LLC (the “Borrower”) entered into a $800 million, five-year senior revolving credit facility (the “Facility”), the terms of which are set forth in an Amended and Restated Credit Agreement dated as of October 10, 2013 (“Credit Agreement”) among the Company, the Borrower, the lenders from time to time party thereto, JPMorgan Chase Bank, N.A., as administrative agent, Bank of America, N.A., The Royal Bank of Scotland plc, and Sumitomo Mitsui Banking Corporation, as co-syndication agents, and Morgan Stanley MUFG Loan Partners, LLC, Barclays Bank plc and Fifth Third Bank, as co-documentation agents. The new Credit Agreement amends and restates the Company’s existing Credit Agreement, dated as of December 23, 2011, by and among the Company, the Borrower, the lenders party thereto, JPMorgan Chase Bank, N.A., as administrative agent, and certain co-syndication agents. The Facility may be used for general corporate purposes, working capital, stock repurchase, and/or acquisitions. The increase in amount of the Facility further enhances the profile of the Company and provides financial flexibility to support long term business and financial objectives. Following entry into the Credit Agreement, the Company is borrowing $120 million of the $800 million available under the Facility, with funding anticipated to occur on or around October 14, 2013. The Company has not identified any specific use for the draw proceeds and as such expects to use these funds for general corporate purposes.

The Facility includes $40 million availability for the issuance of letters of credit, $15 million availability for swingline loans for short-term borrowings and a foreign currency sublimit of $75 million. The Borrower has the ability to increase the size of the Facility from time-to-time in increments of $10 million so long as after giving effect to such increases, the aggregate amount of all such increases do not exceed $250 million.

Payments of the principal amounts of revolving loans under the Credit Agreement are due no later than October 10, 2018, which is the maturity date of the Facility. Interest is payable based on either a LIBOR or base rate option, plus an applicable rate that varies based on the total leverage ratio. The Borrower has also agreed to pay the lenders certain fees, including a commitment fee that varies based on the total leverage ratio. The Borrower may prepay loans under the Credit Agreement at any time, in whole or in part, upon payment of accrued interest and break funding payments, if applicable.

The obligations under the Facility are guaranteed by certain of the domestic subsidiaries of the Company and the Borrower and are secured by a pledge of the equity interests in certain of the Company’s and the Borrower’s domestic subsidiaries and material first tier foreign subsidiaries.

The Credit Agreement contains affirmative and negative covenants that are customary for credit agreements of this nature. The negative covenants include, among other things, limitations on asset sales, mergers and acquisitions, indebtedness, liens, investments and transactions with affiliates. The Credit Agreement contains only two financial covenants: (i) a maximum total leverage ratio of consolidated total indebtedness to consolidated earnings before interest, taxes, depreciation and amortization and other adjustments described in the Credit Agreement (“consolidated EBITDA”) for the trailing four consecutive quarters of 3.75 to 1.00; and (ii) a minimum interest coverage ratio of consolidated EBITDA to consolidated interest expense for the trailing four consecutive quarters of 3.50 to 1.0.

The Credit Agreement includes customary events of default that include, among other things, non-payment defaults, inaccuracy of representations and warranties, covenant defaults, cross default to material indebtedness, bankruptcy and insolvency defaults, material judgment defaults, ERISA defaults and a change of control default. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement.

In the ordinary course of their respective businesses, certain of the lenders and other parties to the Credit Agreement and their respective affiliates have engaged, and may engage, in commercial banking, investment banking, financial advisory or other services with the Company, the Borrower, and any of their affiliates for which they have in the past and/or may in the future receive customary compensation and expense reimbursement.

A copy of the Company’s press release announcing that the Company has entered into the Credit Agreement is attached as Exhibit 99.1 to this current report on Form 8-K, and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure set forth in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Businesses Acquired

Not applicable.

(b)	Pro Forma Financial Information

Not applicable.

(c)	Shell Company Transactions

Not applicable.

(d)	Exhibits

Exhibit No.	Description

99.1	News release from the Company entitled “ON Semiconductor Amends and Increases Existing Revolving Credit Facility to $800 Million”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ON SEMICONDUCTOR CORPORATION (Registrant)

Date: October 10, 2013	By:	/s/ BERNARD GUTMANN
Bernard Gutmann Executive Vice President, Chief Financial Officer, and Treasurer

EXHIBIT INDEX

Exhibit No.	Description

99.1	News release from the Company entitled “ON Semiconductor Amends and Increases Existing Revolving Credit Facility to $800 Million”

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